Execution Version

Exhibit 10.1

AMENDMENT NO. 1 TO COOPERATION AGREEMENT

This Amendment No. 1 to the Cooperation Agreement (this “Amendment”), effective as of September 2, 2021, amends the Cooperation Agreement, (the “Agreement”) effective as of August 21, 2020, by and between CytRx Corporation, a Delaware corporation (the “Company”), and Jerald A. Hammann and his Affiliates (collectively, “Hammann”). The Company and Hammann are together referred to herein as the “Parties,” and each, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in the Agreement.

WHEREAS, Hammann beneficially owns 26,369 shares of Common Stock, as of the date of this Amendment;

WHEREAS, on August 4, 2021, Hammann filed a lawsuit against the Company and all of its directors in office as of the Effective Date in the Court of Chancery of the State of Delaware and styled Jerald Hammann v. CytRx Corporation, et al., C.A. No. 2021-0676-PAF (the “Hammann Litigation”);

WHEREAS, the Parties have determined that the interests of the Company and its stockholders would be best served by, among other things, avoiding the substantial expense and duration that would result from continuing the Hammann Litigation;

WHEREAS, pursuant to Section 21 of the Agreement, the Agreement may be amended, modified, or supplemented by an agreement in writing signed by each Party; and

WHEREAS, the Parties desire to enter into this Amendment regarding the composition of the Board, the Hammann Litigation, and certain other matters as provided in this Amendment.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendments to Section 1 of the Agreement. Section 1(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Board Policies and Procedures. Each Party acknowledges that each of the New Director and Potential Director (as defined below), upon his or her respective appointment to the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, but not limited to, the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics and any other policies on stock ownership, public disclosures and confidentiality (collectively, the “Company Policies”), and shall be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. Notwithstanding anything to the contrary contained in this Agreement and/or the Company Policies, Hammann shall not request, analyze, review or use any Confidential Information (as defined below) of the Company provided to Hammann by the New Director or Potential Director that such New Director or Potential Director learns in his or her capacity as a member of the Board; and Hammann shall promptly (and in every instance within two (2) business days following any sharing of or attempt to share Confidential Information by the New Director or Potential Director with Hammann) inform the Company, in the manner set forth for communicating with the Company in the Company Policies, if the New Director or Potential Director shares or attempts to share Confidential Information with Hammann.”

Section 1 of the Agreement is hereby amended to insert the following provisions immediately after the amended and restated Section 1(b):

“(c) Retiring Director. Prior to the 2022 Annual Meeting, the Board, and all applicable committees of the Board shall take the necessary actions to accept the retirement of one (1) director from the Board (the “Retiring Director”), and such retirement shall be effective at or before the 2022 Annual Meeting; provided, however, that such Retiring Director shall not be Jennifer K. Simpson.

(d) Potential Director. Following the retirement of the Retiring Director, the Board, and all applicable committees of the Board, shall, no later than immediately following the 2022 Annual Meeting, take the necessary actions to fill the vacancy resulting from such retirement by appointing one (1) individual to serve as a member of the Board (the “Potential Director”), and such Potential Director shall be appointed to the same class as that in which the Retiring Director served immediately prior to retiring (the “Retiring Director’s Class”). The Potential Director shall be one of the following candidates: Cary Claiborne, Corey Fishman, Steven Fruchtman, Eamonn Hobbs and David Mazzo. If none of Messrs. Claiborne, Fishman, Fruchtman, Hobbs or Mazzo can serve or is willing to serve on the Board or the Board decides not to appoint one of these candidates, the Company will engage the Recruiting Firm to identify new potential candidates for the Board who possess certain qualifications based on a reasonable list of criteria for such potential candidates (such list, the “Extended Criteria List”); provided, however, that Hammann shall have the right to reasonably reject some, but not all, candidates identified from the Extended Criteria List and such process shall continue until the Potential Director is appointed to the Board. In connection with the foregoing and as a condition to the Potential Director’s appointment to the Board, the Potential Director will be subject to all the rights and obligations of Section 1(a)(i) and Section 1(a)(ii) of this Agreement. The Company further agrees to nominate the Potential Director at the first annual meeting of stockholders at which the Retiring Director’s Class is up for election, unless a quorum is not deemed present for the purposes of conducting all the business of such annual meeting of stockholders, in which case, the Company agrees to nominate the Potential Director at the next-subsequent annual meeting(s) of stockholders at which a quorum is present; provided that, the Board has no obligation to nominate the Potential Director at such a meeting if it determines in reasonable good faith, after consulting outside counsel, that doing so would prevent Board members from complying with their fiduciary duties as directors of the Company to the non-employee, non-Board member stockholders.

(e) Committees. No later than immediately following the appointment of the Potential Director to the Board, the Board shall take the necessary steps to:

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(i) appoint Dr. Simpson to the Compensation Committee of the Board; and

(ii) appoint the other of the two newest directors to the Audit Committee or the Compensation Committee of the Board.

(f) Board Size. From the date of Amendment No. 1 to this Agreement and continuing until the conclusion of the 2022 Annual Meeting, the size of the Board shall not exceed four (4) directors.”

2. Amendments to Section 4 of the Agreement. Section 4(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) No later than September 3, 2022, Hammann shall sell, assign, transfer, convey and deliver, directly or indirectly, in open market sale transactions, all Voting Securities (as defined below) owned by Hammann; provided, further that Hammann shall be entitled to keep any and all proceeds obtained as a result of such transactions.”

3. Amendments to Section 14 of the Agreement. Section 14 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Settlement Payment, Consulting Payment and Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; provided that the Company shall, within five (5) business days following the filing by Hammann of the dismissal contemplated by Section 27, pay to Hammann, in connection with the settlement of the Hammann Litigation, and in exchange for the releases from Hammann set forth in Section 28(b), the sum of $150,000 (the “Release Payment”). Nothing in this Agreement, including without limitation this Section 14, shall constitute an admission of any wrongdoing or liability by either Party to the other in connection with the Hammann Litigation or Hammann’s involvement with the Company. In addition to the Release Payment, Hammann shall receive payment of a fee not to exceed $25,000 in the aggregate, including all fees and expenses, and a Form 1099-MISC, in exchange for independent contractor services provided by Hammann and rendered to the Company from September 2021 to December 2021.”

4. Addition of Section 27 to the Agreement. Section 27 of the Agreement is hereby added to the Agreement and reads as follows:

“Voluntary Dismissal of the Litigation. In consideration of the terms set forth in this Agreement, including but not limited to the releases set forth in Section 28:

(a) Hammann shall voluntarily dismiss the Hammann Litigation in its entirety and with prejudice as to all defendants.

(b) The dismissal of the Hammann Litigation will provide that each Party shall bear its own costs, and will include no admission of any factual or legal matter concerning any issue in the Hammann Litigation or in Hammann’s involvement with the Company, or of any liability of one to the other.”

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5. Addition of Section 28 to the Agreement. Section 28 of the Agreement is hereby added to the Agreement and reads as follows:

“Mutual Releases.

(a) As of the date of Amendment No. 1 to this Agreement, the Company permanently, fully and completely releases, acquits, and discharges Hammann, jointly or severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that the Company has had, now has, or may have against Hammann, jointly or severally, at any time prior to and including the date of Amendment No. 1 to this Agreement, including (but not limited to) any and all claims arising out of or in any way whatsoever related to (i) the facts and allegations asserted in the Hammann Litigation, or (ii) Hammann’s involvement with the Company.

(b)  As of the date of Amendment No. 1 to this Agreement, Hammann permanently, fully and completely releases, acquit and discharges the Company, and the Company’s subsidiaries, joint ventures and partnerships, successors, assigns, officers, directors, partners, members, managers, principals, predecessor or successor entities, agents, employees, stockholders, auditors, advisors, consultants, attorneys, insurers, heirs, executors, administrators, successors and assigns of any such person (in each case, and in their capacities as such) (collectively, the “Company’s Affiliates”), jointly or severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that Hammann had, now has, or may have against any of the Company and/or the Company’s Affiliates, collectively, jointly or severally, at any time prior to and including the date of Amendment No. 1 to this Agreement, including (but not limited to) any and all claims arising out of or in any way whatsoever related to (i) the facts and allegations asserted in the Hammann Litigation, or (ii) Hammann’s involvement with the Company.

(c) The Parties each acknowledge that as of the time of the date of Amendment No. 1 to this Agreement, the Parties may have claims against one another that a Party does not know or suspect to exist in his, her, or its favor, including claims that, had they been known, might have affected the decision to enter into this Agreement, or to provide the releases set forth in this Section 28. In connection with such any such claims, the Parties agree that they intend to waive, relinquish, and release any and all provisions, rights, and benefits any state or territory of the United States or other jurisdiction that purports to limit the application of a release to unknown claims, or to facts unknown at the time the release was entered into. In connection with this waiver, the Parties acknowledge that they, or any of them, may (including after the date of Amendment No. 1 to this Agreement) discover facts in addition to or different from those known or believed by them to be true with respect to the subject matter of the releases set forth in this Section 28, and it is the intention of the Parties to complete, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all claims that they may have one against another, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, that now exist or previously existed, without regard to the subsequent discovery of additional or different facts. The Parties acknowledge that the foregoing waiver is a key, bargained-for element to this Agreement and the releases that are part of it.

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 (d) The releases provided for in this Section 28 are intended to be broad, and this breadth is a bargained-for feature of this Agreement. Despite this, the releases provided for in this Section 28 are not intended to, and do not, extend to any Party’s obligations under this Agreement.”

6. Addition of Section 29 to the Agreement. Section 29 of the Agreement is hereby added to the Agreement and reads as follows:

“Declassification Proposal. The Board and all applicable committees of the Board shall take all necessary actions to include in the Company’s proxy statement for the 2022 Annual Meeting a precatory proposal to declassify the structure of the Board (the “Declassification Proposal”) such that each director standing for election shall only be eligible to be elected for one-year terms. The Board shall recommend in favor of, and use its reasonable best efforts to solicit stockholder approval of, the Declassification Proposal at the 2022 Annual Meeting. If the Declassification Proposal is approved of by a majority of votes cast at the 2022 Annual Meeting, the Board will adopt a resolution approving and declaring the advisability of amending the Governing Documents to remove provisions that provide for a classified Board, subject to approval by the Company’s stockholders at the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). The Company will include in its proxy statement for the 2023 Annual Meeting a form of amendment to its Governing Documents, which, if approved of by stockholders, will provide for rolling declassification of the Board to be completed by the Company’s 2026 Annual Meeting of Stockholders.”

7 Amendment to Section 13 to the Agreement. Section 13 of the Agreement is hereby amended to include the following as the final sentence:

“Any obligations pursuant to this Agreement that may be naturally performed following the Termination Date, including but not limited to those in Section 1(c)-(e) and Section 29, remain obligations of the Company to be performed, even if such obligation is not fully performed prior to the Termination Date.”

8. SEC Filings. No later than four (4) business days following the date of this Amendment, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Amendment and appending this Amendment as an exhibit thereto (the “Amendment Form 8-K”). The Amendment Form 8-K shall be consistent with the terms of this Amendment. Prior to the filing of the Amendment Form 8-K, neither the Company nor Hammann shall issue any press release or make any public announcement regarding this Amendment or take any action that would require public disclosure thereof without the prior written consent of the other Party, except to the extent required by applicable law or the rules of any national securities exchange. Following the filing of the Amendment Form 8-K, no other public announcement, press release, public filing or public dissemination of disclosure, other than the dissemination of this Amendment as filed on the Amendment Form 8-K, accompanied by a bullet-point summary of terms as attached as Exhibit A hereto, on NoticePapers.com, may be made by any Party related to this Amendment; provided that each of the Parties to this Amendment may make disclosures related to the Amendment to the extent required by applicable law or the rules of any national securities exchange so long as such disclosing Party did not take actions that would reasonably be expected to create public disclosure obligations related to the Amendment.

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9. Further Assurances. Each of the Parties to this Amendment affirms its commitments under this Amendment and reaffirms its commitments under the Cooperation Agreement. Each of the Parties will cooperate and take such action as may be reasonably requested by the other Party in order to carry out the provisions and purposes of this Amendment, and the Cooperation Agreement and the transactions contemplated hereunder and thereunder.

10. Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. In the event of a conflict or inconsistency between this Amendment and the Agreement and the exhibits thereto, the provisions of this Amendment will govern. All references to the Agreement after the date of this Amendment shall mean the Agreement as amended by this Amendment.

11. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

12. Miscellaneous. The provisions of Sections 16 (Governing Law; Jurisdiction), 17 (Waiver of Jury Trial), 18 (Specific Performance), 20 (Notices), 22 (Severability), 24 (Assignment) and 25 (Waivers) of the Agreement shall apply, mutatis mutandis, to this Amendment.

13. Acknowledgments. Hammann hereby acknowledges (a) that he has carefully read and fully understands the provisions of this Amendment, (b) that he has had the opportunity to seek the advice of counsel in connection therewith, and has chosen to forego such advice, (c) that by proceeding with the execution of this Amendment, he hereby waives any right to consult with counsel in connection with this Amendment, and (d) that he intends to be legally bound hereby and thereby. This Amendment shall not be construed or interpreted against any Party on the basis that such Party drafted or authored a particular provision, parts of, or the entirety of this Amendment.

/s/ JAH
Initials of Jerald A. Hammann

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the date first above written.

THE COMPANY:

CYTRX CORPORATION

By:	/s/ Steven A. Kriegsman
Name:	Steven A. Kriegsman
Title:	Chief Executive Officer

Signature Page to

Amendment No. 1 to Cooperation Agreement

HAMMANN:

/s/ Jerald A. Hammann
Jerald A. Hammann

Signature Page to

Amendment No. 1 to Cooperation Agreement

Exhibit A

CYTR Agreement Amendment Benefits to Shareholders

New Board Member

A board member has agreed to retire from the board. We will leverage the collaborative process we previously used to select another board member. The Company will select the new board member from the candidates we identify no later than immediately following the 2022 Shareholder Meeting.

Board Committee Assignments

One new Board member will be named to the Audit Committee and one new Board member to the Compensation Committee.

Capping Board Membership

The Company has committed to having no more than four board members prior to the 2022 Shareholder meeting.

Declassification of Board

If shareholders vote in favor of the proposal and subsequent resolution, the Board will declassify on a rolling basis by 2026. Thereafter, all board member terms will be for one year instead of three years; however all Board members can be re-elected annually.

Ending Expenses of Litigation

The additional steps involved in the Delaware Chancery Action include at least an Injunction Hearing and a Trial. The Company would have spent substantial sums of money defending itself and its board members. Amending the cooperation agreement reduced total actual Company expenses had the Delaware Chancery Action continued to conclusion.

Accountability

If either party violates the terms of our Amended Cooperation Agreement, the other party has the right to request the specific performance of its provisions in a court of law.